EXHIBIT 9902
PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Announces Pricing of Senior Notes Offering

ATLANTA, June 1, 2006 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced the pricing of its previously announced offering of 8.125% Senior Notes due 2016. The company also announced that the aggregate principal amount of the offering was increased from $250 million to $275 million. The offering will be made to certain initial purchasers pursuant to a private placement. The initial purchasers have informed Beazer Homes that they will sell or offer the notes within the United States to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933. The offering proceeds will be used to repay outstanding indebtedness under the company’s unsecured revolving credit facility and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by certain initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations and Corporate Communications
(770) 829-3764
lkratcos@beazer.com